Exhibit 99.1

News Release Woodward, Inc. 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Don Guzzardo
Director, Investor Relations & Treasury 970-498-3580

Woodward Reports Third Quarter and Nine-Month Fiscal Year 2013 Results

Fort Collins, Colo., July 25, 2013—Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2013. (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2013 Highlights

•	Net sales for the third quarter of 2013 were $483.8 million, including the Duarte business, compared to $460.2 million in the third quarter of last year, an increase of 5 percent.

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Earnings per share were $0.34 in the third quarter of 2013, including specific charges totaling $0.17 related to alignment of the renewable power business. Excluding these charges, adjusted earnings per share[1] were $0.51 in this quarter, compared to $0.40 as reported in the third quarter of last year.

•

Total EBIT[1] for the quarter was $42.2 million, including the specific charges totaling $15.7 million related to the renewable power business. Excluding these charges, adjusted EBIT[1] was $57.9 million compared to $44.1 million as reported in the third quarter of the prior year, an increase of 31 percent.

•	Free cash flow[1] for the first nine months of 2013 was $54.5 million, an increase of $35.1 million from $19.4 million in the first nine months of the prior year.

“This quarter reflected improved operating performance in both the Aerospace and Energy segments, excluding our renewable power systems business, as a result of our lean initiatives focusing on operational excellence,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “The special charges recorded in the quarter were necessary to align the renewable power business in response to ongoing unfavorable industry conditions.”

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Net sales for the 2013 third quarter were $483.8 million compared to $460.2 million for the 2012 third quarter, an increase of 5 percent. Organic net sales, which excludes the Duarte business, were $449.0 million for the 2013 third quarter, a decrease of 2 percent largely due to a significant decrease in sales related to our wind turbine converter business.

Total EBIT for the quarter was $42.2 million, including specific charges totaling $15.7 million related to the renewable power business that were recorded in our Energy segment. Excluding these specific charges, adjusted EBIT was $57.9 million compared to $44.1 million as reported in the third quarter of the prior year, an increase of 31 percent.

Net earnings for the 2013 third quarter were $23.7 million or $0.34 per share, including specific charges totaling $0.17 per share related to the renewable power business. Excluding these specific charges, adjusted earnings per share were $0.51 for this quarter, compared to $0.40 as reported in the 2012 third quarter.

Quarterly Segment Results

Aerospace

Aerospace net sales for the third quarter of 2013 were $272.2 million, an increase of 27 percent from $214.5 million for the third quarter a year ago. Organic net sales for Aerospace were $237.5 million, an increase of 11 percent from the prior year third quarter. Segment earnings for the third quarter of 2013 including the Duarte business were $38.9 million compared to $21.5 million for the same quarter a year ago, an increase of 81 percent. Segment earnings as a percent of segment net sales were 14.3 percent this quarter compared to 10.0 percent in the same quarter of the prior year. The Duarte business was slightly accretive to third quarter earnings, as projected.

The organic sales increase was primarily due to strong military aftermarket sales. Segment earnings were positively impacted by the higher sales volumes and lower investments in research and development, as well as non-recurrence of system issues impacting the prior year.

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Energy

Energy net sales for the third quarter of 2013 were $211.5 million, a decrease of 14 percent from $245.8 million for last year’s third quarter. Excluding the renewable power business from Energy net sales for both periods, adjusted segment net sales1 would have been consistent with last year’s third quarter. Segment earnings for the third quarter were $12.4 million, including specific charges totaling $15.7 million related to the renewable power business. Approximately one-half of these charges were recorded in cost of goods sold and the other half were recorded in selling, general and administrative expenses as shown on the Condensed Consolidated Statements of Earnings. Excluding the specific charges recorded in this quarter and the operating results of the renewable power business from this quarter and the same quarter of the prior year, adjusted segment earnings1 were $32.7 million, compared to $27.1 million for last year’s third quarter. Adjusted segment earnings as a percent of adjusted segment net sales were 17.2 percent this quarter compared to 14.3 percent in the same quarter of the prior year.

Uncertainty with respect to U.S. and other government renewable power incentives and economic factors associated with alternate energy sources have resulted in significant overcapacity and financial distress in the renewable power industry. The company has made a decision to align the renewable power business appropriately for the current environment and foreseeable future through the revaluation of its assets and liabilities, including work force management actions. Wind turbine converter sales for the third quarter of 2013 declined approximately $35 million, or 60%, compared to the same period last year.

Additionally, strong sales of compressed natural gas systems and aero-derivative gas turbine systems were offset by softness in other reciprocating engine and heavy-frame industrial turbine systems sales. Adjusted segment earnings, which excludes both the renewable power business operating results and the specific charges, were primarily impacted by favorable product mix.

Nonsegment

Nonsegment expenses totaled $9.2 million for the third quarter of 2013, compared to $8.7 million for the same quarter last year. Nonsegment expenses were 1.9 percent of consolidated net sales for the third quarter of 2013, consistent with the same quarter of the prior year.

Year-to-Date Results

Net sales for the first nine months of 2013 were $1,377.6 million, an increase of 3 percent from $1,336.9 million from the nine-month period last year. Organic sales were $1,307.8 million for the first nine months of 2013, a decrease of 2 percent. Renewable power systems sales, primarily wind turbine converter sales, decreased approximately $80 million in the first nine months of 2013 compared to the first nine months of 2012. Net earnings for the first nine months of 2013 were $93.5 million or $1.34 per share, including specific charges totaling $0.17 per share, compared with $95.5 million, or $1.36 per share, in the same period last year. Excluding the specific charges related to the renewable power business of $0.17 per share and the favorable $0.07 per share impact of the fiscal 2012 portion of the retroactive reinstatement of the U.S. research and experimentation credit, adjusted earnings per share for the first nine months of 2013 were $1.44.

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Year-to-date EBIT was $144.4 million, including specific charges totaling $15.7 million related to the renewable power business, compared to $150.9 million in the same period of the prior year, a decrease of 4 percent.

Cash Flow and Financial Position

Net cash generated from operating activities was $133.0 million for the first nine months of 2013, compared to $63.7 million for the same period of the prior year, primarily the result of reduced receivables and operational improvements that lowered inventory requirements. Free cash flow for the first nine months of 2013 was $54.5 million compared to $19.4 million for the first nine months of 2012, an increase of $35.1 million. Payments for property, plant, and equipment for the first nine months of 2013 were $78.5 million compared to $44.2 million for the same period of the prior year. Share repurchases were $45.8 million for the first nine months of 2013 compared to $31.9 million for the first nine months of 2012.

Total debt was $585.1 million at June 30, 2013 compared to $392.2 million at September 30, 2012. The ratio of debt to debt-plus-equity was 35.5 percent at June 30, 2013 compared to 28.0 percent at September 30, 2012.

The effective tax rate this quarter was 33.3 percent compared to 24.9 percent for the third quarter of the prior year. The increase in income tax rate was primarily due to the unfavorable impact of foreign tax rates in the third quarter of 2013 and favorable adjustments recorded in the third quarter of 2012 related to prior years.

Outlook

“While sales growth for the first nine months has reflected the struggling global economy, operating performance has improved overall, excluding the renewable power business. We believe the actions we have taken across all of our businesses are benefiting our current performance and will enhance future profitability,” said Mr. Gendron. “We now believe fiscal 2013 sales will be between $1.90 and $1.95 billion and that reported earnings per share will be between $2.05 and $2.10 for fiscal 2013, after reflecting the $0.17 per share impact of the specific charges related to the renewable power business.”

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[1]

Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Additionally, adjusted earnings per share, adjusted EBIT, adjusted net earnings, adjusted segment net sales and adjusted segment earnings are also financial measures not prepared and presented in accordance with U.S. GAAP. Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Management uses adjusted segment net sales, adjusted segment earnings, adjusted earnings per share, and adjusted EBIT to compare the operating performance of Woodward’s business excluding the impacts of certain infrequent or unusual items. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, adjusted EBIT, EBITDA and adjusted earnings per share exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Similarly, users of adjusted segment net sales and adjusted segment earnings should consider the information excluded from segment net sales, and segment net earnings, respectively. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, adjusted EBIT, EBITDA, adjusted earnings per share, adjusted segment net sales, adjusted segment earnings and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 25, 2013 to provide an overview of the financial performance for the third quarter, business highlights, and outlook for the remainder of fiscal 2013. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1344 (domestic) or 1-703-639-1315 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1617352. An audio replay will be available by telephone from 7:30 p.m. EDT on July 25, 2013 until 11:59 p.m. EDT on July 30, 2013. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1617352.

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A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in the commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.Facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, or other prolonged unfavorable economic and other industry conditions; Woodward’s ability to obtain financing, on acceptable terms or at all; Woodward’s long sales cycle and implementation period of some of our products and services; Woodward’s ability to implement and realize the intended effects of alignment or restructuring efforts; Woodward’s ability to successfully manage competitive factors; Woodward’s ability to manage expenses while responding to sales increases or decreases; the ability of Woodward’s subcontractors and suppliers to meet their obligations; the success of, or expenses associated with, Woodward’s product development activities; Woodward’s ability to integrate acquisitions and manage costs related thereto; Woodward’s debt obligations, debt service requirements and ability to operate its business and pursue its business strategies in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results or changes in domestic and international tax statutes; environmental liabilities; Woodward’s continued access to a stable workforce and favorable labor relations; the geographical location of a significant portion of our Aerospace business in California, which historically has been susceptible to natural disasters; Woodward’s ability to successfully manage regulatory, tax and legal matters; liabilities that may result from legal and regulatory proceedings, inquiries, or investigations by private or U.S. Government persons or entities; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2012 and any subsequently filed Quarterly Report on Form 10-Q.

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Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands except per share amounts)	2013	2012	2013	2012
Net sales	$483,759	$460,241	$1,377,611	$1,336,930

Costs and expenses:
Cost of goods sold	349,482	329,451	987,155	936,354
Selling, general, and administrative expenses	46,747	39,627	120,371	118,984
Research and development costs	35,487	38,958	99,505	107,197
Amortization of intangible assets	9,769	8,139	27,249	24,691
Interest expense	6,723	6,611	20,196	19,471
Interest income	(68)	(265)	(205)	(475)
Other (income) expense, net	122	12	(1,030)	(1,214)

Total costs and expenses	448,262	422,533	1,253,241	1,205,008

Earnings before income taxes	35,497	37,708	124,370	131,922
Income taxes	11,834	9,406	30,893	36,452

Net earnings	$23,663	$28,302	$93,477	$95,470

Earnings per share amounts:
Basic earnings per share	$0.35	$0.41	$1.36	$1.38
Diluted earnings per share	$0.34	$0.40	$1.34	$1.36

Weighted average common shares outstanding:
Basic	68,323	68,922	68,506	68,973
Diluted	69,430	70,319	69,698	70,446

Cash dividends per share paid to Woodward common stockholders	$0.08	$0.08	$0.24	$0.23

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Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands)	June 30, 2013	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$60,972	$61,829
Accounts receivable	345,898	354,386
Inventories	447,712	398,229
Income taxes receivable	5,941	7,485
Deferred income tax assets	43,318	40,277
Other current assets	37,612	41,271

Total current assets	941,453	903,477
Property, plant, and equipment – net	290,742	234,505
Goodwill	548,725	461,374
Intangible assets – net	287,513	235,563
Deferred income tax assets	8,996	9,129
Other assets	43,919	15,916

Total assets	$2,121,348	$1,859,964

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$35,144	$329
Current portion of long-term debt	100,000	7,500
Accounts payable	141,402	124,914
Income taxes payable	6,433	14,141
Deferred income tax liabilities	800	800
Accrued liabilities	116,419	132,184

Total current liabilities	400,198	279,868
Long-term debt, less current portion	450,000	384,375
Deferred income tax liabilities	81,666	78,163
Other liabilities	126,284	109,443

Total liabilities	1,058,148	851,849
Stockholders’ equity	1,063,200	1,008,115

Total liabilities and stockholders’ equity	$2,121,348	$1,859,964

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Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine-Months Ended June 30,
(Unaudited - in thousands)	2013	2012
Net cash provided by operating activities	$133,017	$63,653

Cash flows from investing activities:
Payments for property, plant, and equipment	(78,515)	(44,224)
Business acquisitions, net of cash acquired	(198,860)	—
Proceeds from sale of other assets	354	231

Net cash used in investing activities	(277,021)	(43,993)

Cash flows from financing activities:
Cash dividends paid	(16,421)	(15,855)
Proceeds from sales of treasury stock	7,439	5,754
Payments for repurchases of common stock	(45,754)	(31,881)
Excess tax benefits from stock compensation	4,755	3,778
Proceeds from the issuance of long-term debt	200,000	—
Payments of long-term debt	(41,875)	(16,440)
Borrowings on revolving lines of credit and short-term borrowings	97,072	185,129
Payments on revolving lines of credit and short-term borrowings	(62,329)	(180,189)
Payment of debt financing costs	—	(2,185)

Net cash provided by (used in) financing activities	142,887	(51,889)

Effect of exchange rate changes on cash and cash equivalents	260	(2,407)

Net change in cash and cash equivalents	(857)	(34,636)
Cash and cash equivalents at beginning of period	61,829	74,539

Cash and cash equivalents at end of period	$60,972	$39,903

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Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three-Months Ended June 30,		Nine-Months Ended June 30,
(Unaudited - in thousands)	2013	2012	2013	2012
Net sales:
Aerospace	$272,218	$214,474	$754,100	$632,037
Energy	211,541	245,767	623,511	704,893

Total consolidated net sales	$483,759	$460,241	$1,377,611	$1,336,930

Segment earnings*:
Aerospace	$38,949	$21,536	$111,740	$82,277
As a percent of segment sales	14.3%	10.0%	14.8%	13.0%
Energy	12,430	31,205	60,573	92,264
As a percent of segment sales	5.9%	12.7%	9.7%	13.1%

Total segment earnings	51,379	52,741	172,313	174,541
Nonsegment expenses	(9,227)	(8,687)	(27,952)	(23,623)

EBIT	42,152	44,054	144,361	150,918
Interest expense, net	(6,655)	(6,346)	(19,991)	(18,996)

Consolidated earnings before income taxes	$35,497	$37,708	$124,370	$131,922

Payments for property, plant and equipment	$31,331	$13,701	$78,515	$44,224
Depreciation expense	8,559	9,497	28,971	29,179

*	This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

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Woodward, Inc. and Subsidiaries

RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2013	2012	2013	2012
Net earnings	$23,663	$28,302	$93,477	$95,470
Income taxes	11,834	9,406	30,893	36,452
Interest expense	6,723	6,611	20,196	19,471
Interest income	(68)	(265)	(205)	(475)

EBIT	42,152	44,054	144,361	150,918
Amortization of intangible assets	9,769	8,139	27,249	24,691
Depreciation expense	8,559	9,497	28,971	29,179

EBITDA	$60,480	$61,690	$200,581	$204,788

Woodward, Inc. and Subsidiaries

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2013	2012	2013	2012
Net cash provided by operating activities	$40,030	$51,427	$133,017	$63,653
Payments for property, plant, and equipment	(31,331)	(13,701)	(78,515)	(44,224)

Free cash flow	$8,699	$37,726	$54,502	$19,429

Woodward, Inc. and Subsidiaries

RECONCILIATION OF EARNINGS PER SHARE EXCLUDING THE SPECIFIC CHARGES RELATED TO

THE RENEWABLE POWER BUSINESS AND RESEARCH CREDIT

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
Reported Earnings per share	$0.34	$0.40	$1.34	$1.36
Renewable power business specific charges	0.17	—	0.17	—
Impact of the fiscal 2012 retroactive portion of the reinstatement of the U.S. research and experimentation tax credit	—	—	(0.07)	—

Adjusted Earnings per share	$0.51	$0.40	$1.44	$1.36

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Woodward, Inc. and Subsidiaries

RECONCILIATION OF EBIT EXCLUDING THE RESULTS OF AND SPECIFIC CHARGES RELATED TO

THE RENEWABLE POWER BUSINESS

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2013	2012	2013	2012
Reported Woodward Net Sales	$483,759	$460,241	$1,377,611	$1,336,930
EBIT
Reported EBIT	42,152	44,054	144,361	150,918
Renewable power business specific charges included above	15,707	—	15,707	—

Adjusted EBIT	$57,859	$44,054	$160,068	$150,918

EBIT as a percent of sales
Reported Woodward	8.7%	9.6%	10.5%	11.3%
Adjusted Woodward without renewable power business specific charges	12.0%	9.6%	11.6%	11.3%

Woodward, Inc. and Subsidiaries

RECONCILIATION OF ENERGY SEGMENT SALES AND EARNINGS EXCLUDING THE RESULTS OF AND

SPECIFIC CHARGES RELATED TO THE RENEWABLE POWER BUSINESS

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2013	2012	2013	2012
External net sales
Energy as reported	$211,541	$245,767	$623,511	$704,893
Less renewable power business	21,900	56,984	81,566	162,167

Energy without renewable power business	$189,641	$188,783	$541,945	$542,726

Segment earnings
Energy as reported	$12,430	$31,205	$60,573	$92,264
Less renewable power business	(20,229)	4,138	(21,961)	15,693

Energy without renewable power business	$32,659	$27,067	$82,534	$76,571

Segment earnings as a percent of sales
Energy as reported	5.9%	12.7%	9.7%	13.1%
Energy without renewable power business	17.2%	14.3%	15.2%	14.1%

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